EXHIBIT 99.1




                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Thomas Group, Inc. or any subsequent acquisitions or dispositions of equity securities of Thomas Group, Inc. by any of the undersigned.

Dated:  October 23, 1998

                                      HOLLYBANK INVESTMENTS, LP



                                     By: /s/ Dorsey R. Gardner
                                         Dorsey R. Gardner
                                         General Partner




                                         /s/ Dorsey R. Gardner
                                         Dorsey R. Gardner